AMENDMENT NO. 2
TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 to Third Amended and Restated Credit Agreement (this “Amendment”) is executed as of April 15, 2008, by LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (the “Company”), BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KEYBANK NATIONAL ASSOCIATION, as Lenders, to amend the THIRD AMENDED AND RESTATED CREDIT AGREEMENT, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of February 22, 2007 and amended January 14, 2008 (the “Agreement”).

1.	Purpose. The purpose of this Amendment is to amend Sections 2.1, 3.2, 10.2, and 10.4 of the Agreement.

2.
Capitalized Terms.  Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have the meanings ascribed to them in the Agreement, and those definitions are incorporated by reference into this Amendment.

3.	Amendments.

(a)	Section 2.1 is hereby deleted in its entirety and replaced as follows:

Section 2.1. Floor Plan Interest Rate.  Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Floor Plan Loans from time to time outstanding hereunder at the rate per annum equal to the Adjusted Prime Rate or Adjusted LIBOR Rate, as designated by the Company in accordance with this Section 2.1.  Each calendar quarter, on the date the Company delivers to the Agent the monthly financial statements required by Section 7.1(a) for the months ending March 31, June 30, September 30, and December 31, the Company shall provide written notice to the Agent designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding on or after the Change Date until the next Change Date.  For purposes of this Agreement, the “Change Date” means the first day of the first calendar month beginning after the Agent receives the monthly financial statements required by Section 7.1(a) for the months ending March 31, June 30, September 30, and December 31, and the foregoing rate selection notice.  The Agent shall calculate the applicable interest rate using the monthly financial statements required by Section 7.1(a) for the last day of such quarter and shall promptly notify the Lenders of the applicable interest rate after it completes that calculation.  The interest rate selected by the Company for a Change Date (whether the Adjusted Prime Rate or the Adjusted LIBOR Rate) shall apply to all Floor Plan Loans advanced or otherwise outstanding beginning on the Change Date and continuing until the next Change Date.  If the Company fails to provide written notice to the Agent in accordance with this Section 2.1 with respect to a particular Change Date designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding until the next Change Date, the Company waives its right to change the rate and the rate then in effect will continue until the next Change Date.

For purposes of this Agreement, (a) “Adjusted LIBOR Rate” means the total of the LIBOR Rate plus the margin specified in column (ii) below based on the Interest Coverage Ratio on the last day of the applicable calendar quarter (whether March 31, June 30, September 30, or December 31), and (b) “Adjusted Prime Rate” means the total of the Prime Rate plus the margin specified in column (iii) below based on the Interest Coverage Ratio on the last day of the applicable calendar quarter (whether March 31, June 30, September 30, or December 31).  During each period in which the Adjusted LIBOR Rate applies to the Floor Plan Loans, that rate will be adjusted on the first day of each one (1) month period to reflect any changes in the LIBOR Rate since the last monthly adjustment date, provided however, if that day is not a Business Day, at the Agent’s option, the adjustment will be effective on the next succeeding Business Day.  Likewise, during each period in which the Adjusted Prime Rate applies to the Floor Plan Loans, that rate will be adjusted and take effect on the first day of the next billing cycle after the public announcement of a change in the Prime Rate.

Notwithstanding anything in this Section 2.1 to the contrary, the interest rate per annum applicable to all Floor Plan Loans outstanding during the period beginning on March 1, 2008, through May 31, 2008, will be the LIBOR Rate plus 1.50%.

For the period beginning on June 1, 2008, and ending on December 31, 2008:

(i) If the Interest Coverage Ratio on the last day of the applicable calendar quarter is:	(ii) The Adjusted LIBOR Rate is LIBOR plus:	(iii) The Adjusted Prime Rate is Prime Rate Plus:
Greater than or equal to 1.15, but less than 1.20	2.25%	-.10%
Greater than or equal to 1.20, but less than 1.25	1.90%	-.45%
Greater than or equal to 1.25, but less than 1.40	1.75%	-.60%
Greater than or equal to 1.40	1.50%	-.85%

For the period beginning January 1, 2009, and ending on December 31, 2009:

(i) If the Interest Coverage Ratio on the last day of the applicable calendar quarter is:	(ii) The Adjusted LIBOR Rate is LIBOR plus:	(iii) The Adjusted Prime Rate is Prime Rate Plus:
Greater than or equal to 1.25, but less than 1.40	1.75%	-.60%
Greater than or equal to 1.40	1.50%	-.85%

For the period beginning on January 1, 2010, and thereafter:

(i) If the Interest Coverage Ratio on the last day of the applicable calendar quarter is:	(ii) The Adjusted LIBOR Rate is LIBOR plus:	(iii) The Adjusted Prime Rate is Prime Rate Plus:
Greater than or equal to 1.35, but less than 1.40	1.75%	-.60%
Greater than or equal to 1.40	1.50%	-.85%

Notwithstanding anything in this Section 2.1 to the contrary, if the Interest Coverage Ratio at the end of any calendar month is less than the ratio permitted by Section 10.2 for the applicable calendar month, the Overdue Rate will apply.

(b)	Section 3.2 is hereby deleted in its entirety and replaced as follows:

Section 3.2. Unused Floor Plan Line Fee.  For the period from and including March 1, 2008, to but not including the Termination Date, the Company shall pay to the Agent for the benefit of the Lenders an unused floor plan line fee (based on the Company’s Interest Coverage Ratio) at the following per annum rates, as applicable (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of such Lender’s Floor Plan Commitment:

If the Interest Coverage Ratio is:	The applicable per annum rate will be:
Less than 1.20	.25%
Greater than or equal to 1.20, but less than 1.25	.20%
Greater than or equal to 1.25, but less than 1.35	.15%
Greater than or equal to 1.35	.15%

Such unused line fee shall be computed on and payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.  The Agent shall provide the Company with a statement showing the calculation of such fee in reasonable detail at the time of the invoicing of such fee.

(c)	Section 10.2 is hereby deleted and replaced in its entirety as follows:

           Section 10.2 Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio at the end of the each calendar month to be less than:  (a) 1.15 for each of the full calendar months beginning March 1, 2008, and through December 2008, (b) 1.25 for each of the calendar months ending during the calendar year 2009, and (c) 1.35 for any calendar month thereafter.

(d)	Section 10.4 is hereby deleted and replaced in its entirety as follows:

          Section 10.4 Current Ratio.  During calendar year 2008, the Company will not permit the Current Ratio (a) at the end of each calendar quarter ending March 31, June 30 or September 30, to be less than 1.30, and (b) at the end of the calendar quarter ending December 31 to be less than 1.27.  During calendar year 2009, the Company will not permit the Current Ratio (i) at the end of each calendar quarter ending March 31, June 30, or September 30, to be less than 1.25, and (ii) at the end of the calendar quarter ending December 31 to be less than 1.20.  After January 1, 2010, the Company will not permit the Current Ratio (A) at the end of each calendar quarter ending March 31, June 30 or September 30, to be less than 1.20, and (B) at the end of each calendar quarter ending December 31 to be less than 1.17.

4.
Affirmations; Representations and Warranties.  The Company confirms to the Lenders and the Agent that (a) all representations and warranties of the Company in the Financing Documents, except in each case for those that relate specifically to any earlier date, are correct in all Material respects, (b) the Company has performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before the date of this Amendment, (c) after giving effect to this Amendment, no Default or Event of Default, violations, or other default exists under the Agreement or the Financing Documents as of the date of this Amendment, (d) the Company has not changed its jurisdiction of incorporation since July 15, 1999, and (e) the Company and RV Acquisition have not been parties to any merger, recapitalization, share exchange, or consolidation and have not succeeded to all or any substantial part of the liabilities of any other Person, at any time following July 15, 1999, except for the Related Transactions and the Related Transactions (as defined in the First Amended and Restated Credit Agreement).  Additionally, the Company represents and warrants to the Agent and the Lenders that:

(i)           the Company has the legal capacity to execute, deliver, and perform its obligations pursuant to this Amendment and to perform its obligations pursuant to the Financing Documents, as amended by this Amendment;

 (ii)           the performance by the Company of its obligations pursuant to the Financing Documents, as amended by this Amendment, and the execution and delivery of this Amendment by the Company, require no authorization or approval or other action by, and no notice to or filing with, or other consent by, any Governmental Authority or other Person and do not (A) contravene, or constitute a default under, any provision of any applicable law or regulation, or any agreement, indenture, judgment, order, decree, or other instrument binding upon the Company or its properties, or (B) result in the creation or imposition of any Lien (except those in favor of the Agent) on any asset of the Company;

(iii)           this Amendment has been duly executed and delivered by the Company; and

(iv)           the Agreement, as amended by this Amendment, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.
Miscellaneous.  This Amendment shall be governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.  The Company shall pay on demand all fees, costs, and expenses of the Agent and the Lenders in connection with the preparation, execution, and delivery of this Amendment and all other agreements, instruments, and other documents related to the foregoing, including without limitation the fees, charges, and other expenses of counsel to the Agent and the Lenders.  Except as amended by this Amendment, the Agreement remains in full force and effect.  This Amendment will be effective as of April 15, 2008, when (a) the Agent shall have received a signature page hereto from each of the parties to this Amendment, (b) the Company shall have paid to the Agent an amendment fee of $75,000, (c) the Company shall have paid all fees, costs, and expenses of counsel to the Agent and the Lenders, (d) the Company shall have delivered to the Agent a Certificate of its Corporate Secretary that the attached resolutions were adopted by a majority of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Amendment by the Company, and (e) the Company shall have delivered to the Agent a true, correct, and complete copy of the resolutions adopted by the majority of the board of directors of the Company authorizing the execution, delivery, and performance of Amendment No. 1 to the Agreement, the Renewal and Amended and Restated Floor Plan Credit Note in the original principal amount of $53,000,000 payable by the Company to Bank of America, N.A., the Renewal and Amended and Restated Floor Plan Credit Note in the original principal amount of $47,000,000 payable by the Company to KeyBank National Association, and all documents delivered by the Company in connection with that Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

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Lazy Days' R.V. Center, Inc.

Date April 15, 2008	By:	/s/ Randy Lay
Name Randy Lay
Title Chief Financial Officer

Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.

Date April 15, 2008	By:	/s/ Joseph Sagneri
Name Joseph Sagneri
Title Senior Vice President

Keybank National Association

Date April 15, 2008	By:	/s/ Brian McDevitt
Name Brian McDevitt
Title Vice President